Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155189 on Form S-8 of our reports dated March 2, 2009 (which reports expressed an unqualified opinion on the consolidated and combined financial statements of Verso Paper Corp. (“Successor”) and include an explanatory paragraph relating to Verso Paper Corp.’s change in accounting policy to adopt Statement of Financial Accounting Standard No. 158 and expresses an unqualified opinion on the combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company (“Predecessor”) and includes an explanatory paragraph referring to the preparation of the combined financial statements from separate records maintained by the Coated and Supercalendered Papers division of International Paper Company and the International Paper Company and that the combined financial statements may not be indicative of the conditions that would have existed or the results of operations if the Coated and Supercalendered Papers Division of International Paper Company had operated as an unaffiliated entity), relating to the consolidated and combined financial statements and financial statement schedule of Verso Paper Corp., appearing in this Annual Report on Form 10-K of Verso Paper Corp. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
March 2, 2009